EXECUTIVE EMPLOYMENT AGREEMENT

         This EXECUTIVE EMPLOYMENT AGREEMENT, dated as of December 3, 1996 (the "Agreement"), by and between Oak Tree Medical Systems, Inc., a Delaware corporation (the "Company"), with executive offices at 2 Gannett Drive, Suite 215, White Plains, New York 10604, and William Kedersha (the "Executive").

         WHEREAS, the Company believes that it is in the Company's best interests to assure the continued services of the Executive on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound hereby agree as follows:


1.   DEFINITIONS.

     1.1 "Affiliate" of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified (including without limitation any investment entity managed by the person or other entity specified or a person or entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified).

     1.2 "Board" shall mean the Board of Directors of the Company.

     1.3 "Cause" shall mean:

          (a)  The Executive is convicted of a felony involving moral turpitude;
               or

          (b) The Executive is guilty of willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material economic harm to the Company, unless the Executive believed in good faith that such act or nonact was in the best interests of the Company.

     1.4 "Change in Control" shall mean the occurrence of any one of the following events:

          (a) Any "person," as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (including any group), other than Henry Dubbin, becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under such Act, of 35% or more of the Voting Stock of the Company or any "person" who currently owns 35% or


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               more of the Voting Stock of the Company acquires an additional 3%
               or more of the Voting Stock of the Company;

          (b) The majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of this Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

          (c) The Company adopts any plan of liquidation providing for the distribution of all or substantially all of the assets of the Company on a consolidated basis;

          (d) All or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

          (e) The Company merges or combines with another company and, immediately after the merger or combination, the stockholders of the Company immediately prior to the combination hold, directly or indirectly, (i) in the event the Company is the surviving corporation, 50% or less of the Voting Stock of the combined company, or (ii) in the event the Company is not the surviving corporation, 50% or less of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company.

     1.5 "Disability" shall mean the Executive's inability to substantially perform the Executive's duties and responsibilities as contemplated under this Agreement for a period of more than six (6) months, whether or not continuous, during any 365-day period, due to physical or mental incapacity or impairment.

     1.6 "Good Reason" shall mean the Executive's termination of his employment upon notice to the Company following assignment to the Executive duties materially inconsistent with the Executive's position as described in Section
2.1 or the Executive's being removed from such position, in either case without the Executive's consent, provided such termination shall only be effective thirty (30) days after prompt notice of such circumstances by the Executive to the Company, if such circumstances have not been cured prior to such date.


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     1.7 "Specified  Multiple" shall mean a multiple of two and one-half for any termination occurring prior to the second anniversary of the Effective Date and one for any termination occurring thereafter.

     1.8 "Subsidiary" of the Company shall mean any corporation of which the Company owns, directly or indirectly, more than 50% of the Voting Stock.

     1.9 "Voting  Stock" shall mean capital stock of any class or classes having
general   voting  power  under  ordinary   circumstances,   in  the  absence  of
contingencies, to elect the directors of a corporation.


2.       EMPLOYMENT TERM

     2.1 Employment. Upon the terms and conditions hereinafter set forth, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company. The Executive's principal office and responsibilities shall be that of Chief Executive Officer of the Company and shall be responsible for the general management of the affairs of the Company and its Subsidiaries. The Executive, in carrying out his duties under this Agreement, shall report to the Board.

     2.2 Term. Unless sooner terminated as hereinafter provided, the Executive's employment hereunder shall be for a term of three (3) years commencing on December 3, 1996 (the "Effective Date") and terminating on December 2, 1999. At the end of such three-year period, this Agreement shall be automatically renewed upon the same terms and conditions hereof for successive one-year periods (as so extended, the "Term"), unless either party gives ninety (90) days' prior written notice that such party does not wish to renew for another one-year period, whereupon this Agreement shall expire on the scheduled termination date.

     2.3 Duties. During the Term, the Executive shall perform such duties for the Company and its Subsidiaries, consistent with his position and title hereunder, and as may be assigned to him, consistent with his position hereunder, from time to time by the Board. The Executive agrees to (i) devote his full time and best efforts, attention and energies to the business and affairs of the Company and to faithfully and diligently perform, to the best of his ability, all of his duties and responsibilities; (ii) abide by all applicable policies of the Company from time to time in effect provided that such policies comply with applicable law; and (iii) not take any action or conduct himself in any manner which would be reasonably likely to harm the reputation or goodwill of the Company.

     2.4 Exclusive Agreement. The Executive represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prevent the Executive from rendering service to the Company during the Term as provided herein. During the Term, the Executive shall not (i) engage in any activity which conflicts or interferes with or derogates from the performance of the Executive's duties hereunder nor shall the Executive engage in any other business activity, whether or not such business


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activity is pursued for gain or profit, except as approved in advance in writing by the Board; or (ii) accept any other full-time or substantially full-time employment, whether as an executive or consultant or in any other capacity, and whether or not compensated therefor.

         Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities as the Company's Chief Executive Officer.


3.       COMPENSATION

     3.1 Base Salary. As partial compensation for all services rendered by the Executive hereunder and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay the Executive, in accordance with the regular payroll practices of the Company, an annual base salary ("Base Salary") of $150,000. Of such Base Salary, a salary ("Deferred Salary") of $50,000 shall be payable on a deferred basis as follows: If the Company shall have net income of at least $1,000,000 for the fiscal year in which the Deferred Salary was earned (the "Year Earned"), the Deferred Salary shall be paid following such fiscal year. If the Company shall not have net income of at least $1,000,000 in the Year Earned, the Deferred Salary shall be paid following the next fiscal year for which the net income of the Company is at least equal to $1,000,000 multiplied by the sum of number of fiscal years prior to the Year Earned for which the Deferred Salary has been deferred and not theretofore paid plus two. Notwithstanding the foregoing, all Deferred Salary not theretofore paid (pro rated for any partial fiscal year) shall become immediately due and payable upon termination of the Executive without Cause or termination by the Executive for Good Reason. Any Deferred Salary due and payable on the basis of the net income achieved for any fiscal year shall be paid within forty-five (45) days after the end of such fiscal year.

     3.2 Bonus. For each fiscal year (pro rated for any partial fiscal year) during the Term, provided the Company shall have annual net income of at least $500,000, as reflected on the Company's audited financial statements for such fiscal year, in addition to the Base Salary, the Executive shall receive an annual bonus of 5% of the first $2,000,000 of the annual net income of the Company, 2-1/2% of the next $10,000,000 of net income and 1% of all net income thereafter. Any bonus earned during any fiscal year shall be paid within forty-five (45) days after the end of such fiscal year.

     3.3 Stock Options.

         (a) As further consideration of the services to be rendered by the Executive, the Company hereby grants to the Executive, effective upon the Effective Date, options (the "Options") to purchase 375,000 shares of common stock, par value $0.01 per


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share (the "Common  Stock"),  of the Company at an exercise price (the "Exercise
Price") equal to $1-11/16 per share. The number and kind of shares issuable upon exercise of the Options and the Exercise Price shall be appropriately adjusted upon the occurrence of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction.

         (b) The Options shall vest and become exercisable upon the earliest to occur of the following: (i) a fiscal year in which the Company has (y) $10,000,000 in gross revenue and (z) either $750,000 in pre-tax income (including extraordinary gains) or $500,000 in pre-tax income (excluding extraordinary gains), as reflected on the Company's audited financial statements for such fiscal year; (ii) a fiscal year in which the Company has $15,000,000 in gross revenue, as reflected on the Company's audited financial statements for such fiscal year; and (iii) the fifth anniversary of the Effective Date. Notwithstanding the foregoing, the Options shall immediately vest and become exercisable upon the occurrence of a Change of Control, the Executive is terminated by the Company other than for Cause or the Executive terminates his employment for Good Reason.

         (c) Except as provided below, the Options granted hereby shall expire on the tenth anniversary of the Effective Date. Upon termination of the Executive's employment, the Options shall expire as follows: If the Company terminates the Executive for Cause, the Options shall expire immediately upon termination. If the Executive terminates his employment without Good Reason, the Options shall expire three months following such termination. If the Executive's employment shall terminate upon the expiration of the Term or upon the death or Disability of the Executive or if the Company shall terminate the Executive without Cause or if the Executive shall terminate his employment for Good Reason, the Options shall expire one year from the date of such termination.

         (d) The Company shall promptly file with the Securities and Exchange Commission a registration statement on Form S-8 registering the shares of Common Stock issuable upon the exercise of the Options by the Executive and shall keep such registration statement effective for as long as any of the Options are outstanding.

     3.4 Method of Exercise. The Options or any part thereof may be exercised only by the giving of written notice to the Company on such form and in such manner as the Board shall prescribe. Such written notice of exercise shall be accompanied by payment of the full purchase price of the number of shares being purchased. Such payment may be made by cash, certified check or check acceptable to the Company. The date of exercise (the "Exercise Date") of the Options shall be the date on which written notice of exercise is received by the Company, during normal business hours, at its address as provided in Section 7.1 of this Agreement. On the Exercise Date, the Executive shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the transfer books of the Company shall then be closed or certificates representing such shares shall not then have been actually delivered to the Executive. As soon as practicable after the Exercise Date, the Company shall issue and deliver to the


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Executive a certificate or  certificates  for the number of shares issuable upon such exercise, registered in the name of the Executive.

     3.5 Nonassignability. No options granted to the Executive under this Agreement shall be assignable or transferable other than by will or by the laws of descent and distribution or by qualified domestic relations orders (as defined in the Internal Revenue Code).


4.       BENEFITS

     4.1 Benefits. The Executive shall be entitled to participate, to the extent the Executive is otherwise eligible under the terms thereof, in all plans now existing or hereafter adopted for the general benefit of the Company's employees, such as stock option or other incentive compensation plans, profit sharing plans, retirement plans, health insurance plans, or other insurance plans and benefits (not including, however, bonus, severance or cash incentive arrangements other than those specified in this Agreement), subject to the provisions of such plans as may be in effect from time to time.

     4.2 Expense Reimbursement. The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company, in accordance with its standard policies from time to time in effect.

     4.3 Vacation. The Executive shall be entitled to six (6) weeks annual paid vacation for each year during the Term. Any vacation days not used by the Executive during any calendar year shall be paid to the Executive in the form of a bonus at the end of such calendar year. The Executive shall also be entitled to sick leave and holidays in accordance with the Company's policies for senior executive employees.

     4.4 Automobile Allowance. The Company shall provide the Executive with the full use of a leased automobile of the Executive's choice at a cost to the Company not to exceed $1,000 per month and shall further reimburse the Executive for all reasonable expenses incurred in connection with the Executive's use of such automobile.

     4.5 Life Insurance. The Company shall provide to the Executive a life insurance policy, providing death benefits in the amount of $1,000,000, payable to any beneficiary to be designated by the Executive.

     4.6 Indemnification. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to


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employee  benefit  plans,  whether  or not the basis of such  Proceeding  is the
Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's certificate of incorporation or bylaws, or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA exercise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. Notwithstanding the foregoing, such indemnification shall include, without limitation, consultation services provided by the Executive to the Company as of March 1, 1996.


5.       TERMINATION

     5.1 Termination Generally. The Term may be terminated at any time by the Company immediately upon notice from the Company to the Executive. The Executive may terminate his employment hereunder at any time by giving the Company ninety
(90) days' prior written notice.

     5.2 Termination for Cause. In the event that the Term is terminated by the Company for Cause, or if the Executive terminates his employment hereunder without Good Reason, the Company shall pay to the Executive an amount equal to the Executive's accrued but unpaid Base Salary through the date of such termination (including any Deferred Salary, payable at the same time as such Deferred Salary would be paid as provided in Section 3.1 of this Agreement), accrued but unpaid bonus for any completed fiscal year, additional salary payments in lieu of Executive's accrued and unused vacation for the current calendar year (on a pro rata basis), unreimbursed business expenses, and unreimbursed medical, dental and other employee benefit expenses incurred in accordance with the applicable plans (the "Standard Termination Payments").

     5.3  Death;  Disability.   The  Term  will  terminate  forthwith  upon  the
Executive's death or, upon notice by the Company or the Executive, upon the Executive's Disability.

         Upon the Executive's death, the Company shall pay the Standard Termination Payments to the Executive's estate, and any and all death benefits under the Company's benefit plans shall be paid to the Executive's beneficiary or beneficiaries as duly designated in writing by the Executive. Upon termination of the Term for Disability, the Company shall pay to the Executive the Standard Termination Payments and any and all other employee benefits as may be provided under the terms of the applicable benefit plans. In


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addition,  upon  termination  of the  Executive  for  death or  Disability,  the
Executive or the Executive's designated beneficiary or beneficiaries shall be entitled to receive salary payments, at the annual rate of the Base Salary (excluding the Deferred Salary), for a period of six (6) months following such termination and, in the event of termination for Disability, the Executive shall be entitled to participate in medical, dental, hospitalization and life insurance coverage and in all other employee plans and programs in which he was participating on the date of such termination for a period of six (6) months following such termination.

     5.4 Termination Without Cause. In the event that the Company terminates the Executive's employment under this Agreement without Cause and other than by reason of his death or Disability or the Executive terminates his employment hereunder for Good Reason, the Company shall make the Standard Termination Payments and, so long as the Executive shall not have breached the Executive's obligations to the Company under Article 6 hereof (without limitation to any other remedy available to the Company), the Company shall pay the Executive a severance payment equal to the Specified Multiple times the sum of his Base Salary and the greater of $25,000 or the Executive's bonus for the immediately preceding fiscal year. In addition, the Executive shall be entitled to receive salary payments, at the annual rate of the Base Salary (excluding the Deferred Salary), and to participate in medical, dental, hospitalization and life insurance coverage and in all other employee plans and programs in which he was participating on the date of such termination for a period of twelve (12) months following such termination.

     5.5 Change of Control. In the event of a Change in Control, the Executive shall be entitled to a lump sum payment of $1,000,000 (in cash or by certified check), payable within ten (10) days of such Change of Control; provided, however, such payment shall be reduced by an amount equal to the sum of (A) the number of shares issuable upon exercise of any then-unexercised Options multiplied by the positive difference, if any, between (w) the market value of one share of Common Stock on the date of such Change of Control and (x) the Exercise Price and (B) the number of shares issued upon exercise of any previously exercised options multiplied, in each case, by the difference between
(y) the market  value of one share of Common  Stock on the date of exercise  and
(z) the Exercise Price. Market value for these purposes shall be the closing price on the average of the closing bid and ask prices on the last trading day prior to the Change of Control or exercise, as the case may be, for which such prices are available, on the principal national securities exchange or inter-dealer quotation system on which the Common Stock is then quoted, or if the Common Stock is not then so quoted, as determined in good faith by the Board.

     5.6 Severance Payment. In the event that the employment of the Executive is terminated for any reason, the Company shall make a severance payment to the Executive in an amount based on the gross revenues of the Company in the immediately preceding fiscal year, stated on the Company's audited financial statements, as set forth in the following table:


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                  Amount of Gross Revenues            Aggregate Amount
                    per Fiscal Year                     of Severance

                     Less than $7,500,000                    -0-
                  $7,500,001 -   $8,000,000                $80,000
                  $8,000,001 -   $8,500,000               $160,000
                  $8,500,001 -   $9,000,000               $240,000
                  $9,000,001 -   $9,500,000               $320,000
                  $9,500,001 -  $10,000,000               $400,000

         Such severance payments (together with any payments provided in this Article 5) shall constitute complete satisfaction of all obligations of the Company to the Executive pursuant to the Agreement. Upon termination for any reason, the Executive shall cease to be an employee of the Company for all purposes, and the Company shall have no obligation to provide the Executive with any employee benefits or perquisites hereunder (except as provided in this Article 5). The Executive's rights set out in this Article 5 shall constitute the Executive's sole and exclusive rights and remedies as a result of the Executive's actual or constructive termination of employment without Cause.


6.       CONFIDENTIALITY AND NON-COMPETE

     6.1 Confidentiality. The Executive acknowledges that the Company, its Subsidiaries, affiliated companies and ventures from time to time (collectively, including the Company, the "Company Affiliates") own and have developed and compiled, and will own, develop and compile, certain proprietary techniques and confidential information which have great value to their business ("Confidential Information"). Confidential Information includes not only information disclosed by the Company Affiliates to the Executive, but also information developed or learned by the Executive during the course or as a result of employment hereunder, which information the Executive acknowledges is and shall be the sole and exclusive property of the Company Affiliates. Confidential Information includes all proprietary information that has or could have commercial value or other utility in the business in which the Company Affiliates are engaged or contemplate engaging, and all proprietary information of which the unauthorized disclosure could be detrimental to the interests of any of the Company Affiliates, whether or not such information is specifically labelled as Confidential Information by a Company Affiliate.

         The Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of his assigned duties and for the benefit of the Company Affiliates, any Confidential Information, either during the Term or thereafter.

         In the event of the Executive's employment with the Company ceases for any reason, the Executive will not remove from the premises of any of the Company Affiliates without their prior written consent any records, files, drawings, documents, equipment, materials or writings received from, created for or belonging to the Company Affiliates, including those which relate to or contain Confidential Information, or any copies thereof.


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Upon request or when the Executive's employment with the Company terminates, the
Executive will immediately deliver the same to the Company.

         The Executive's obligations under this Section 6.1 shall survive the termination of this Agreement and the Executive's employment hereunder.

     6.2 Proprietary Information. During the Term, the Executive will disclose to the Company all designs, inventions and business strategies or plans developed by the Executive during such period which relate directly or indirectly to the business of the Company Affiliates, including without limitation any process, operation, product or improvement. The Executive agree that all of the foregoing are and will be the sole and exclusive property of the Company and that the Executive will at the request and cost of the Company do whatever is necessary to secure the rights thereto, by patent, copyright or otherwise, to the Company.

     6.3 Non-Competition. The Executive agrees that, during his employment with the Company and for a period of twelve (12) months thereafter, the Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business in the Territory; provided, however, that nothing contained in this Section 6.3 shall prevent the Executive from owning less than 5% of the voting stock of a publicly held corporation for investment purposes. For purposes of this Section 6.3, the term "Competing Business" shall mean a business engaged in providing health care services or which competes with any business then being operated by any Company Affiliate. For purposes of this
Section 6.3, the term "Territory" means any fifteen (15) mile radius in which any Company Affiliate then operates or in which, at the date of termination of Executive's employment hereunder, any Company Affiliate has taken substantial steps toward establishing operations. The Executive's obligations under this
Section 6.3 shall survive the termination of this Agreement and the Executive's employment hereunder.

     6.4 No Solicitation. The Executive agrees that, during his employment with the Company and within twelve (12) months thereafter, the Executive shall not, directly or indirectly, seek to employ or engage, or assist anyone else to seek to employ or engage, any person who at any time during the year preceding the termination of the Executive's employment hereunder was in the employ of any of the Company Affiliates or was an independent contractor providing material merchandising, marketing, sales, financial or management consulting services in connection with the business of any of the Company Affiliates and with whom the Executive had regular contact; or interfere in any manner in the relationship of any Company Affiliate with any of its suppliers or independent contractors, whether or not the relationship between such Company Affiliate and such supplier or independent contractor was originally established in whole or in part by the Executive's efforts. The Executive's obligations under this Section 6.4 shall survive the termination of this Agreement and the Executive's employment hereunder.

7.       MISCELLANEOUS

     7.1 Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given and received when delivered personally or three (3) days after mailing, if mailed by registered or certified mail, return receipt requested; as to the Executive, at his address as set forth beneath his signature hereto, and as to the Company, at its principal office at that time. The Executive may change his mailing address for the purposes of this Agreement by written notice to the Company as herein provided.

     7.2 Authority. This Agreement has been duly authorized on behalf of the Company by the Board. The Executive represents that he is free to enter into this Agreement and that his entering into this Agreement does not violate any obligation that he has to any other person or legal entity.

     7.3 Severability. In the event that any provision of this Agreement would be held to be invalid or unenforceable for any reason unless narrowed by construction, this Agreement shall be construed as if such invalid or unenforceable provision had been more narrowly drawn so as not to be invalid or unenforceable. If, notwithstanding the foregoing, any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement.

     7.4 Entire Agreement. This Agreement sets forth the entire understanding of the Company and the Executive with respect to the subject matter hereof and cannot be amended or modified except by a writing signed by both parties.

     7.5 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, heirs and personal representatives.

     7.6 Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws provisions.

     7.7 Arbitration. With respect to any suit, action or proceeding initiated by a party to this Agreement arising out of, under or in connection with this Agreement, the parties hereto each hereby submits to the exclusive, final and binding arbitration of the before the American Arbitration Association of New York City in accordance with their Commercial Arbitration Rules. Judgment upon the award rendered by the arbitrator may be entered in any court of record of competent jurisdiction in any country, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the law of such jurisdiction may require or allow. In the event the Executive is successful in pursuing any claim arising out of this Agreement, the Company shall pay all of the Executive's attorneys' fees and costs, including the compensation and expense of the Arbitrator. In all other cases, the expenses of arbitration will be borne among the parties as determined by the arbitrator.

     7.8 Counterparts. This Agreement may be executed in counterparts which, taken together, shall constitute a single original document.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                             OAK TREE MEDICAL SYSTEMS, INC.


                                             By:___________________________
                                                Name:
                                                Title:



                                             ------------------------------
                                             WILLIAM KEDERSHA

                                             Address:
                                             ------------------------------

                                             ------------------------------

                                             ------------------------------


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